Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) the Registration Statements filed on Form F-3 (File Nos. 333-84226, 333-128361, 333-129962, 333-130040 and and 333-155937) and in any related Prospectus and (ii) the Registration Statements on Form S-8 (File Nos: 333-11368, 333-11414, 333- 13038, 333-13664, 333-13668, 333-14254, 333-14252, , 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154 and 333-158155) of our report dated March 10, 2008, with respect to the consolidated statements of income, changes in equity and cash flows of ING Belgium NV/SA and its subsidiaries for the year ended December 31, 2007, which report appears in this December 31, 2009 Annual Report (Form 20-F) of ING Groep N.V.
Brussels, Belgium
March 16, 2009
Ernst & Young Reviseurs d’Entreprises SCCRL
represented by

Marc Van Steenvoort	Pierre Anciaux

Partner	Partner